EXHIBIT D-5


                  South Beloit Water, Gas and Electric Company

                             Docket No. EC00-120-000

             FEDERAL ENERGY REGULATORY COMMISSION - OFFICE DIRECTOR

                               92 F.E.R.C. P62,266

           ORDER AUTHORIZING DISPOSITION OF JURISDICTIONAL FACILITIES

                               September 27, 2000

OPINION:

     On August 3, 2000, as supplemented on August 24, 2000, South Beloit Water, Gas and Electric Company (South Beloit) filed an application pursuant to section 203 of the Federal Power Act (FPA)1 for Commission authorization to transfer ownership and operational control of certain jurisdictional transmission facilities to the American Transmission Company, LLC (American Transmission). American Transmission will exercise control over these facilities until control is assumed by the Midwest Independent System Operator (Midwest ISO) when the Midwest ISO commences operations in 2001.

     South Beloit is an Illinois corporation and a wholly-owned subsidiary of Wisconsin Power & Light Company (WP&L). WP&L is a Wisconsin corporation and a wholly-owned public utility subsidiary of Alliant Energy Corporation (Alliant


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1    16 U.S.C.ss.824b (1994).


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Energy).2  South Beloit provides retail electric service in areas adjacent to the Illinois-Wisconsin State line. South Beloit's transmission system is in the area of the Alliant Energy system known as the "Alliant Energy - East", and contains less than one mile of 345 kV transmission facilities, ten miles of 69 kV transmission facilities, and one substation (the South Beloit transmission system).

     American Transmission is a transmission company created by Wisconsin law to own and operate the high-voltage transmission system in Wisconsin. The Wisconsin law encourages certain public utility affiliates of holding company systems in Wisconsin to transfer ownership of their transmission assets so that American Transmission will exclusively provide transmission services in geographic areas formerly served by such utilities.3 However, under the provisions of the Wisconsin law, American Transmission will be required to transfer operational


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2    South Beloit states that Alliant Energy was formed as a result of a merger between WPL Holdings, Inc., IES Industries, Inc. (IES), and Interstate Power Company (Interstate Power). WP&L, IES, and Interstate Power are collectively referred to as the Alliant Energy Operating Company.

3    For purposes of defining the transmission facilities to be transferred to
American Transmission, a transmission facility is defined under the Wisconsin statute to mean a facility that is not a radial facility and is designed to operate above 130 kV. A facility from 50 kV through 130 kV that is not a radial facility is presumed to be a transmission facility unless it is demonstrated to the Wisconsin Commission that the facility is not a transmission facility. Radial facilities or those facilities designed to operate at 50 kV or less are presumed not to be transmission facilities unless the contrary is demonstrated.


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control of its facilities rated 100 kV and higher to the Midwest ISO or a successor organization.

     Under the proposed transaction, South Beloit will transfer ownership and control of the South Beloit transmission system to American Transmission. South Beloit states that these assets comprise its transmission facilities that operate at voltages of generally 345 kV and 69 kV facilities. The transmission facilities which are being transferred to American Transmission are listed in Schedule A to the application.4 South Beloit explains that upon completion of the proposed transaction, American Transmission will own and operate the South Beloit transmission system.5

     South Beloit contends that the proposed transfer of transmission assets will not have an adverse effect on competition, rates or regulation and is consistent with the public interest. In regard to competition, South Beloit


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4    According to the application, the facilities South Beloit will transfer to American Transmission do not include distribution facilities used to provide retail service. South Beloit states that distribution facilities include all facilities with voltages below 50 kV, including the final circuit connection to substations providing transformation or connection to any retail customer, regardless of voltage level.

5    The Commission has already authorized WP&L to transfer ownership and operational control of certain jurisdictional transmission facilities to American Transmission in Wisconsin Power & Light Co., 90 FERC P61,347 (2000). In addition, the Commission authorized Alliant Energy Corporation to transfer operational control over certain jurisdictional transmission facilities to the Midwest ISO in Alliant Energy Corporate Services, Inc., 90 FERC P61,344 (2000).


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states that the proposed transaction does not involve any generating assets, so there will be no impact on the generation market. In addition, South Beloit explains that service over the South Beloit transmission system transferred to American Transmission will be provided under American Transmission's open access transmission tariff. Therefore, South Beloit believes that American Transmission will not have transmission market power as a result of the proposed transaction. In regard to rates, South Beloit states it does not have any transmission or wholesale bundled electric customers, and there are therefore no jurisdictional customers whose rates can be affected by the proposed transaction. In regard to regulation, South Beloit maintains that the proposed transaction will not impair the effectiveness of Federal and state regulation. South Beloit explains that:
(1) it will remain a part of a regulated holding company, so the Commission's jurisdiction will not be affected; (2) Alliant Energy agrees to abide by the Commission's policy on intra-system transactions; (3) the Illinois Commerce Commission will have full authority to regulate South Beloit and to regulate markets and distribution facilities after the transaction; and (4) the Commission will retain full authority to regulate transmission service provided


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by American Transmission, which will become a public utility upon completion of the transaction.

     South Beloit further explains that the proposed transaction is consistent with the public interest because it will facilitate greater separation of generation and transmission ownership. South Beloit contends that by transferring all of its transmission facilities to a separate corporation, American Transmission, and by agreeing to take transmission and ancillary services for the delivery of all power sold by South Beloit to its customers, the proposed transfer surpasses the Commission's requirements under Order No. 888.6

     Notice of South Beloit's filing was published in the Federal Register with comments, protests, and interventions due on or before September 7, 2000. A timely motion to intervene raising no issues was filed by American Transmission.

     Pursuant to Rule 214 of the Commission's Rules of Practice and Procedure, 18 C.F.R. ss. 385.214 (2000), the timely, unopposed motion to intervene serves to make American Transmission a party to this proceeding.


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6    See, Promoting Wholesale Competition Through Open-Access Non-
Discriminatory Transmission Service by Public Utilities; Recovery of Stranded Cost by Public Utilities and Transmitting Utilities, Order No. 888, FERC Stats. & Regs. P31,036 (1996); order on reh'g, Order No. 888-A, FERC Stats. & Regs. P31,048 (1997), order on reh'g, Order No. 888-B, 81 FERC P61,248 (1997), order on reh'g, Order No. 888-C, 82 FERC P61,046 (1998).


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     After consideration, it is concluded that the transfer of ownership and operational control over the specified jurisdictional transmission facilities from South Beloit to American Transmission is consistent with the public interest and is authorized subject to the following conditions:

     (1) The proposed transaction is authorized upon the terms and conditions and for the purposes set forth in the application.

     (2) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates or determinations of cost or any other matter whatsoever now pending or which may come before the Commission.

     (3) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted.

     (4) The Commission expressly reserves the right, pursuant to sections 203(b) and 309 of the Federal Power Act, to place further conditions on the transfer for good cause shown.

     (5) South Beloit shall promptly notify the Commission of the date on which the transfer of jurisdictional facilities is consummated.

     Authority to act on this matter is delegated to the Director, Division of Corporate Applications, pursuant to 18 C.F.R. ss. 375.307. This order constitutes final agency action. Requests for rehearing by the Commission may be filed within thirty (30) days of the date of issuance of this order, pursuant to 18 C.F.R. ss. 385.713


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                                        By:
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                                           Michael C. McLaughlin, Director
                                           Division of Corporate Applications


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